Exhibit 4.8

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

and

UCDP FINANCE, INC.,

as Issuers,

and

GUARANTORS NAMED HEREIN,

as Guarantors,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of [                    ], 2011

10  7/8% Senior Subordinated Notes due 2016

FIRST SUPPLEMENTAL INDENTURE dated as of [            ], 2011 (this “Supplemental Indenture”), among UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership (the “Company”), UCDP FINANCE, INC., a Florida corporation (“UCDP Finance” and, together with the Company, the “Issuers”), UNIVERSAL CITY TRAVEL PARTNERS, a Florida partnership, and UNIVERSAL ORLANDO ONLINE MERCHANDISE STORE, a Florida partnership, subsidiaries of the Company, each as a Guarantor, NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company (“NBCUniversal”), as a Guarantor, the other Guarantors (as defined herein), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers under the Indenture dated as of November 6, 2009, among the Issuers, Universal City Travel Partners, a Florida partnership, and Universal Orlando Online Merchandise Store, a Florida partnership, subsidiaries of the Company, each as a Guarantor, the other Guarantors (as defined therein) and the Trustee (the “Original Indenture” and together with this Supplemental Indenture, the “Indenture”), pursuant to which the Issuers issued, and the Trustee authenticated and delivered certain Notes, $146,250,000 aggregate principal amount of which are, as of the date hereof, outstanding (the “Outstanding Securities”) and pursuant to Section 2.02 of which the Issuers may issue Notes in the future (the “New Securities,” and together with the Outstanding Securities, the “Securities”);

WHEREAS, NBCUniversal desires to fully and unconditionally guarantee, on an unsecured basis, the full and punctual payment (whether at maturity, upon redemption, or otherwise) of the principal of and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Issuers under the Indenture, in consideration for the amendments to the Original Indenture made hereby;

WHEREAS, the consent of the holders of the requisite amount of the Outstanding Securities has been obtained to the amendment of the Original Indenture effected hereby, and the Issuers and NBCUniversal and such holders have requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and to make the guarantees provided herein the valid obligations of NBCUniversal, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, the Guarantors and the Trustee hereby agree as follows for the equal and ratable benefit of the holders of the Securities.

ARTICLE ONE

DEFINITIONS

SECTION 1.01. Definitions. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of the Indenture shall have the respective meanings specified in this Section. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular. Any terms used but not defined in this Supplemental Indenture (except as otherwise expressly provided or unless the context otherwise clearly requires) shall have the respective meanings specified in the Original Indenture for all purposes of the Indenture.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of NBCUniversal’s Indebtedness incurred after the date of initial issuance of the guarantees and secured by Liens not permitted by the first sentence under Section 4.09(a), and

(2) NBCUniversal’s Attributable Liens in respect of sale and lease-back transactions entered into after the date of the initial issuance of the guarantees pursuant to Section 4.10(b).

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1) the fair market value of the assets subject to such transaction (as determined in good faith by the board of directors of NBCUniversal); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities of each series issued under the Indentures determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Consolidated Net Worth” means, as of any date of determination, NBCUniversal’s stockholders’ equity or members’ capital as reflected on the most recent consolidated balance sheet available to holders and prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities law, which were in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Trustee and the Holders of the Notes.

“Joint Venture Transaction” means the combination of NBCUniversal’s business and Comcast Corporation’s national cable networks, regional cable networks and certain digital media assets, as contemplated by the Master Agreement.

“Master Agreement” means the agreement entered into by NBCUniversal on December 3, 2009 with General Electric Company, Comcast Corporation and Navy, LLC, as amended from time to time.

“NBCUniversal Guarantee” means the full and unconditional guarantee of the Securities by NBCUniversal pursuant to Article Fourteen of the Indenture.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

ARTICLE TWO

AMENDMENTS TO ORIGINAL INDENTURE

SECTION 2.01. Prior Covenants Removed. Sections 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 of the Original Indenture are hereby deleted in their entirety and shall be of no further force or effect.

SECTION 2.02. Amendment to Covenants.

(a) Existence. The first paragraph of Section 4.03 of the Original Indenture is hereby renumbered as (a), and the following language is hereby added to the end of Section 4.03 of the Original Indenture as a new Section 4.03(b):

“(b) NBCUniversal covenants to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that NBCUniversal shall not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business.”

(b) Limitation on Liens. The following new Section 4.09 is hereby added to the Original Indenture:

“SECTION 4.09. Liens. (a) With respect to the Securities, NBCUniversal covenants not to create or incur any Lien on any of its Properties, whether now owned or hereafter acquired, in order to secure any of its Indebtedness, without effectively providing that the Securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(i) Liens existing as of the date of initial issuance of the NBCUniversal Guarantee;

(ii) Liens granted after the date of initial issuance of the NBCUniversal Guarantee created in favor of the holders of the Securities;

(iii) Liens securing NBCUniversal’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this Section 4.09, so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(iv) Permitted Liens.

(b) Notwithstanding Section 4.09(a), NBCUniversal may, without securing the Securities, create or incur Liens which would otherwise be subject to the restrictions set forth in Section 4.09(a), if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 15% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien and (ii) 15% of Consolidated Net Worth calculated as of the date of initial issuance of the Securities of such series; provided that Liens created or incurred pursuant to this Section 4.09(b) may be extended, renewed or replaced so long as the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection therewith) and such refinancing Indebtedness, if then outstanding, is included in subsequent calculations of Aggregate Debt.”

(c) Limitation on Sale and Lease-back Transactions. The following new Section 4.10 is hereby added to the Original Indenture:

“SECTION 4.10. Limitation on Sale and Lease-Back Transactions. (a) With respect to the Securities, NBCUniversal covenants not to enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the date of the initial issuance of the NBCUniversal Guarantee;

(ii) such transaction was for the sale and leasing back to NBCUniversal of any Property by one of its Subsidiaries;

(iii) such transaction involves a lease for less than three years;

(iv) NBCUniversal would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Securities of such series pursuant to Section 4.09(a) above; or

(v) NBCUniversal applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, NBCUniversal may deliver Securities to the Trustee therefor for cancellation, such Securities to be credited at the cost thereof to the Issuer.

(b) Notwithstanding Section 4.10(a), NBCUniversal may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions with respect to the Securities if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed the greater of (i) 15% of Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction and (ii) 15% of Consolidated Net Worth calculated as of the date of initial issuance of NBCUniversal Guarantee.”

(d) Reports and Other Information. The following new Section 4.11 is hereby added to the Original Indenture:

“SECTION 4.11. Reports and Other Information. To the extent NBCUniversal is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (the “Reporting Requirements”) or does not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, NBCUniversal will be required to make available to the Trustee and the Holders, without cost to any Holder, within 90 days following its fiscal year end and within 45 days following its first, second and third fiscal quarter ends, the annual and quarterly financial statements that would be required to be filed with the SEC on Forms 10-K and 10-Q (were NBCUniversal subject to the Reporting Requirements) along with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and, with respect to annual financial statements, a report thereon by an independent registered public accounting firm, in each case in a manner that complies in all material respects with the requirements specified in such form for such financial statements and MD&A. To the extent that such required information relates to an annual or quarterly period prior to the completion of the Joint Venture Transaction, the Issuer will in any event provide similar information relating to NBC Universal, Inc. for such pre-completion annual or quarterly period regardless of whether such information would then be required to be filed with the SEC on Forms 10-K and 10-Q. NBCUniversal will not be required to provide such information if the Notes and NBCUniversal Guarantees are guaranteed by a person subject to the Reporting Requirements and NBCUniversal would have been exempt from the Reporting Requirements pursuant to Rule 12h-5 of the Exchange Act.

If NBCUniversal has electronically filed with the SEC’s Next-Generation EDGAR system (or any successor system), the reports described above, NBCUniveral shall be deemed to have satisfied the foregoing requirements.

In the event the NBCUniversal Guarantees and the Notes are unconditionally guaranteed in full by a person subject to the Reporting Requirements, the foregoing requirements will be deemed satisfied by such guarantor filing any document or report that such guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Delivery of the reports, information and documents required by this Section 4.11 to be delivered to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.”

SECTION 2.03. Prior Events of Default Removed. Sections 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) of the Original Indenture are hereby deleted in their entirety.

SECTION 2.04. Amendment to Events of Default.

(a) Section 6.01(d) of the Original Indenture is hereby deleted in its entirety and replaced by the following language:

“(d) default in the performance, or breach, of any covenant of NBCUniversal or the Issuers in respect of the Securities (other than defaults pursuant to paragraphs (a) and (b) above), and continuance of such default or breach for a period of 90 days or more after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;”

(b) The following new Section 6.01(e) is hereby added to the Original Indenture:

“(e) the NBCUniversal Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or NBCUniversal denies or disaffirms its obligations under the Indenture or the NBCUniversal Guarantee and such default continues for 10 days.”

(c) The following new Section 6.01(f) is hereby added to the Original Indenture:

“(f) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of NBCUniversal in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of NBCUniversal or for any substantial part of its Property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;”

(d) The following new Section 6.01(g) is hereby added to the Original Indenture:

“(g) NBCUniversal shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of NBCUniversal or for any substantial part of its Property, or make any general assignment for the benefit of creditors.”

(e) the final two paragraphs of Section 6.01 of the Original Indenture are hereby deleted in their entirety.

(f) Section 6.02 is hereby amended (i) by replacing the phrase “the Company or any Significant Subsidiary” with “NBCUniversal” in the first sentence thereof and (ii) by replacing the phrase “6.01(g) or (h)” with “6.01(f) or (g) in clauses (a) and (b)(iv) thereof.

(g) Section 7.07 is hereby amended by replacing the phrase “6.01(g) or (h)” with “6.01(f) or (g)” in the fourth paragraph thereof.

(h) Section 8.02(c) is hereby deleted and replaced in its entirety with the following:

“(c) Upon the Issuers’ exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuers and NBCUniversal shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their respective obligations under the covenants contained in Sections 4.09 through 4.11, Section 5.01 and Section 6.01(c) on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders

(and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.”

SECTION 2.05. Amendment of the Form of Note. Sections 7 and 15 of the Form of Note set forth as Exhibit A to the Original Indenture, and Sections 7 and 15 of any Outstanding Note, are hereby deleted.

SECTION 2.06. NBCUniversal Guarantee. The following new Article Fourteen is hereby added to the Original Indenture:

“ARTICLE FOURTEEN

NBCUNIVERSAL GUARANTEE

SECTION 14.01. The NBCUniversal Guarantee. Subject to the provisions of this Article, NBCUniversal hereby fully and unconditionally guarantees, on an unsecured basis, the full and punctual payment (whether at maturity, upon redemption, or otherwise) of the principal of and interest on, and all other amounts payable under, each Security, and the full and punctual payment of all other amounts payable by the Issuers under the Indenture. Upon failure by the Issuers to pay punctually any such amount, NBCUniversal shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

SECTION 14.02. NBCUniversal Guarantee Unconditional. The obligations of NBCUniversal hereunder with respect to the Securities are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuers under the Indenture or such Security, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or such Security;

(c) any change in the corporate existence, structure or ownership of an obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuers or their assets or any resulting release or discharge of any obligation of the Issuers contained in the Indenture or such Security;

(d) the existence of any claim, set-off or other rights which NBCUniversal may have at any time against the Issuers, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to or against the Issuers for any reason of the Indenture or such Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuers of the principal of or interest on such Security or any other amount payable by the Issuers under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuers, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to NBCUniversal’s obligations hereunder.

SECTION 14.03. Discharge; Reinstatement. NBCUniversal’s obligations hereunder will remain in full force and effect until the principal of and interest on the Securities and all other amounts payable by the Issuers under the Indenture have been paid in full. If at any time any payment of the principal of or interest on any Security or any other amount payable by the Issuers under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuers or otherwise, NBCUniversal’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

SECTION 14.04. Waiver by NBCUniversal. NBCUniversal irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuers or any other Person.

SECTION 14.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article, NBCUniversal will be subrogated to the rights of the payee against the Issuers with respect to such obligation.

SECTION 14.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuers under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Issuers, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by NBCUniversal hereunder forthwith on demand by the applicable trustee or the applicable holders of such Securities.

SECTION 14.07. Limitation on Amount of NBCUniversal Guarantee. Notwithstanding anything to the contrary in this Article, NBCUniversal hereby confirms that it is the intention of all parties that the NBCUniversal Guarantee not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of other U.S. and non-U.S. law. To effectuate that intention, the obligations of NBCUniversal under the NBCUniversal Guarantee are limited to the maximum amount that would not render NBCUniversal’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of other U.S. and non-U.S. law.

SECTION 14.08. Execution and Delivery of Guarantee. The execution by NBCUniversal of this Supplemental Indenture evidences the NBCUniversal Guarantee and constitutes due delivery of the NBCUniversal Guarantee set forth in this Supplemental Indenture on behalf of NBCUnviersal with respect to the Outstanding Securities. The execution by NBCUniversal of this Supplemental Indenture evidences the NBCUniversal Guarantee with respect to any New Security, whether or not the person signing as an officer of NBCUniversal still holds that office at the time of authentication of such New Security. The delivery of any New Security by the Trustee after authentication constitutes due delivery of the NBCUniversal Guarantee set forth in this Supplemental Indenture on behalf of NBCUniversal.

SECTION 14.09. Release of NBCUniversal Guarantee. This NBCUniversal Guarantee will terminate upon defeasance or discharge of the Securities, as provided in the Indenture.”

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Date and Time of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

SECTION 3.02. Supplemental Indenture Incorporated Into Indenture. The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the Securities. The Original Indenture, as amended hereby, is hereby incorporated by reference herein and the Original Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.

SECTION 3.03. Outstanding Securities Deemed Conformed. As of the date hereof, the provisions of the Outstanding Securities, and the form of the Securities set forth in the recitals of the Original Indenture, shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Outstanding Security or any other action on the part of the holders of Outstanding Securities, the Company or the Trustee, so as to reflect this Supplemental Indenture.

SECTION 3.04. Separability. In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 3.05. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and the holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

SECTION 3.06. Successors. Subject to Section 3.09 hereof, all agreements of the Company, the Guarantors and the Trustee in this Supplemental Indenture and in the Indenture shall bind their respective successors.

SECTION 3.07. New York Law to Govern. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

SECTION 3.08. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 3.09. Effect Of Headings. The Article and Section headings herein and in the Original Indenture and the Securities are for convenience only and shall not affect the construction hereof.

SECTION 3.10. Trustee Makes No Representation. The recitals contained herein are made by the Company and the Guarantors and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership

By:
	Name:	Tracey Stockwell
	Title:	Authorized Agent

UCDP FINANCE, INC.

By:
	Name:	Tracey Stockwell
	Title:	Treasurer

UNIVERSAL CITY TRAVEL PARTNERS

By:
	Name:	Tracey Stockwell
	Title:	Authorized Agent

UNIVERSAL ORLANDO ONLINE MERCHANDISE STORE

By:
	Name:	Tracey Stockwell
	Title:	Authorized Agent

NBCUNIVERSAL MEDIA, LLC

By:
	Name:	Stephen B. Burke
	Title:	Chief Executive Officer

[Signature Page to the Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
	Name:	Christie Leppert
	Title:	Vice President

[Signature Page to the Supplemental Indenture]